Exhibit 10.5

PRODUCTION PAYMENT NOTE

Date:	February 28, 2016
Borrower:	Petrolia Energy Corporation
Borrower’s Mailing Address:	Petrolia Energy Corporation 710 N Post Oak Road, Suite 512 Houston, TX 77024
Lender:	Jovian Petroleum Corporation
Place for Payment:	Jovian Petroleum Corporation 7974 Katy Freeway, Suite 522 Houston, TX 77024
Principal Amount:	Three million U.S. Dollars (US$ 3,000,000)
Terms of Payment:	Production payments out of 20%, of the 50% undivided interest, of net revenues attributable to the SUDS field.
Collateral	Secured by a 37.5% undivided working interest in the SUDS field

Promise to Pay
Production payments will be made by the end of each month out of 20%, of the 50% undivided interest, of net revenues attributable to the SUDS field.  This note is payable at the Place for Payment.

Defaults and Remedies
If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due.

Waivers
Borrower waives, to the extent permitted by law, all (1) demand for payment, (2) presentation for payment, (3) notice of intention to accelerate maturity, (4) notice of acceleration of maturity, (5) protest, and (6) notice of protest.

Attorney's Fees
Borrower also promises to pay reasonable attorney's fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Usury Savings
Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Other Clauses
The Principal Amount may be paid, in whole or in part, prior to the Maturity Date, without penalty or Annual Interest. When the context requires, singular nouns and pronouns include the plural. This note shall be governed by and construed in accordance with the laws of the State of Texas, excluding its choice of law rules that would refer to another jurisdiction.

Petrolia Energy Corporation

By:  /s/ Leo Womack                                                      Date: Sept 28, 2016

Title:  Chairman of the Board